EXHIBIT 1

                            AGREEMENT OF JOINT FILING
                          PURSUANT TO RULE 13D-1(K)(1)

     The undersigned acknowledge and agree that the foregoing Statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated: September 18, 2007

                                                     Willi-Food Investments Ltd.

                                                     By: /s/ Joseph Williger
                                                     -----------------------
                                                     Joseph Williger
                                                     Chairman

                                                     /s/ Arcadi Gaydamak
                                                     -------------------
                                                     Arcadi Gaydamak